                                                                   Exhibit 10(x)

                              CONSULTING AGREEMENT
                          Agreement No. NCL-02-284-CFA

This Consulting Agreement (this "Agreement") is entered into effective as of April 1, 2002 by and between Newmont Capital Limited, a Nevada corporation, with offices at 1700 Lincoln Street, Denver, Colorado 80203 ("Newmont"), and Seymour Schulich, an individual, with a business address of 20 Eglinton Avenue West, Suite 1900, Box 2005, Toronto, Ontario, Canada M4R 1K8 ("Contractor").

                                    Recitals

A. Contractor currently serves on the Board of Directors of Newmont, in the position of Chairman of the Board ("Chairman"). In consideration of such service, Newmont will pay Contractor US$25,000.00 per year, paid quarterly, for each year that he serves as Chairman.

B. Contractor also currently serves on the Board of Directors of Newmont's parent company, Newmont Mining Corporation, a Delaware corporation ("NMC"). In accordance with NMC's director compensation policy, NMC pays Contractor US$25,000.00 per year for each year that he serves as a director of NMC. Because of Contractor's status as Chairman of Newmont, Contractor is deemed to be ineligible to participate in NMC's 2000 Non-Employee Directors Stock Plan (i.e., Contractor is not entitled to receive the annual restricted stock award received by other non-employee directors of NMC or to receive stock options under such
Plan).

C. In addition to the services provided to Newmont by Contractor in his position as Chairman, Contractor possesses certain other business and financial skills and experience which may be beneficial to Newmont and, in relation thereto, Newmont desires to engage Contractor to provide certain consulting services to Newmont.

D. In light of Newmont's affiliation with NMC, and in order to clearly distinguish between Contractor's duties and compensation in relation to his positions as Chairman of Newmont and director of NMC and his duties and compensation in relation to the consulting services which he will provide for Newmont, Contractor and Newmont desire to enter into this Agreement.

                                    Agreement

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. TERM

This Agreement shall be effective from April 1, 2002 to March 31, 2005 (the "Term"), unless terminated earlier under Section 8, below. The Term may only be extended by a written agreement between the parties.

2. STATEMENT OF SERVICES

A. During the Term, Contractor shall provide general merchant banking advice and guidance to Newmont and, upon Newmont's request, to certain of Newmont's affiliates, including but not limited to structuring acquisitions and sales of properties and equity positions and the development and maintenance of a healthy treasury (the "Services"). Contractor shall be available to perform the Services, on an as-requested basis, for approximately 50% of his working time.

B. In performance of the Services, Contractor shall exercise that degree of care, skill, and judgment that is standard in the industry for professionals engaged in the performance of services of this nature.

C. Contractor shall comply with all applicable laws, statutes, regulations, decrees, codes, ordinances, resolutions, and other acts of any applicable governmental authority, including without limitation those pertaining to health, safety, and the environment, the U.S. Foreign Corrupt Practices Act (which prohibits the direct or indirect delivery of anything of value to government officials to secure an improper advantage), and other laws that are applicable to this Agreement or Contractor's performance of the Services. Contractor shall, at all times, have applicable visas, work permits, and other documentation necessary for performance of the Services, and shall comply with all immigration requirements applicable to Contractor.

3. COMPENSATION FOR SERVICES

A. As compensation for performance of the Services hereunder, Newmont shall pay Contractor Cdn$1,200,000.00 over the Term, payable in arrears in equal monthly installments of Cdn$33,333.33. In addition, Newmont may, in its sole discretion, pay Contractor an annual incentive payment if he generates exceptional profits through performance of the Services. Nothing in this Agreement shall affect or limit the payment to Contractor of compensation by Newmont for Contractor's service as Chairman of Newmont or by NMC for Contractor's service as a director of NMC.

B. Newmont also shall provide to Contractor, at Newmont's expense: (i) office space located at 20 Eglinton Avenue West, Suite 1900, Toronto, Ontario, Canada through the end of the current lease for such space, and the same or alternative office space, under terms reasonably acceptable to both parties, for any portion of the Term after which such lease has expired, and (ii) the services of Ann Brown as assistant/office manager and, in the event of Ms. Brown's resignation or the termination of Ms. Brown's employment by Newmont for good cause, the services of a replacement assistant/office manager under terms reasonably acceptable to both parties.

C. Newmont also shall reimburse Contractor for the actual amount of reasonable and necessary expenses incurred in the performance of the Services including, without limitation, Cdn$12,400.00 per year in annual dues for Contractor's membership in the entrepreneur category of the Canadian Counsel of Chief Executives. Contractor shall submit an invoice of expenses for payment on a monthly basis. Such invoice shall contain a reasonable itemization of the expenses incurred. Copies of receipts, statements, and any other documents that verify the accuracy of such invoice shall also be included. Newmont shall pay the invoice within 30 days from the date the invoice is received by Newmont, excepting any disputed amounts which may be withheld pending resolution of the dispute.

D. Contractor hereby expressly acknowledges and agrees that the award of this Agreement to him is in lieu of and replaces the severance compensation, in the amount of US$750,000.00 ("Severance Compensation"), that would otherwise have been due to Contractor from Newmont's affiliate, Franco-Nevada Mining Corporation Limited ("Franco-Nevada"). Contractor hereby forever (1) waives any and all rights and claims in and for payment of the Severance Compensation by Newmont, Franco-Nevada, or any other Newmont affiliate; (2) discharges and releases Newmont, Franco-Nevada, their affiliates, and their respective officers, directors, employees, and agents (each, a "Releasee") from any and all liabilities, claims, demands, causes of action, debts, accounts, damages, costs, losses, and expenses, of any nature whatsoever, that Contractor may have, now or in the future, relating to the Severance Compensation, and (3) covenants that Contractor shall not at any time in the future, directly or indirectly, commence or prosecute any action, suit, or other proceeding against any Releasee relating to the Severance Compensation.

4. OWNERSHIP AND SUBMISSION OF INFORMATION AND RECORDS

A. All records, reports, data, and other information, and all copies thereof and notes related thereto, prepared, generated, researched, developed, compiled, or obtained from any source whatsoever by or through Contractor in connection with performance of the Services (the "Data") shall be promptly disclosed to Newmont, and without further consideration shall become, to the extent legally possible, the property of Newmont. Upon Newmont's request, Contractor shall promptly execute and deliver to Newmont any document necessary to transfer legal title in such property to Newmont.

B. Within 15 days after expiration or termination of this Agreement, Contractor shall submit all Data to Newmont without retaining any copies thereof, unless written approval to retain copies has been given by Newmont to Contractor.

5. NONDISCLOSURE/NON-USE

Contractor shall not disclose to third parties or use for purposes other than performing the Services, any Data or any other information that relates to the technical, legal, or business affairs or activities of Newmont or its affiliates which was obtained by or on behalf of Contractor in connection with the performance of the Services (collectively, "Confidential Information"), without the prior written consent of Newmont, unless said information:

     (a) is, or shall have been, in the possession of Contractor and not subject to a confidentiality obligation prior to Contractor's acquisition thereof in connection with the performance of the Services;

     (b) through no act or omission of Contractor, becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect confidentiality obligation to Newmont or its affiliates; or

     (c) is acquired by Contractor from any third party rightfully in possession of the same and having no direct or indirect confidentiality obligation to Newmont or its affiliates with respect to the same.

Contractor acknowledges that the Confidential Information is an important asset of Newmont and/or its affiliates and that there is not an adequate remedy at law for a breach by Contractor of this Section and Newmont and/or its affiliates will suffer irreparable harm as a result of such a breach. Therefore, Contractor agrees that Newmont and/or its affiliates shall be entitled to equitable relief, including temporary and permanent injunctive relief without the obligation of posting a bond (cash or otherwise), in the event of actual or threatened unauthorized disclosure or use of Confidential Information in breach of this Section.

This Section shall survive the expiration or termination of this Agreement.

6. STATUS OF CONTRACTOR; TAXES

A. Contractor shall perform the Services as an independent contractor in accordance with Contractor's own methods, the terms of this Agreement, and applicable laws and regulations. It is a condition of this Agreement that Contractor will not have any employee, agent, worker, servant, subcontractor, or representative in connection with provision of the Services. Contractor shall not be deemed, for any purpose, to be an employee of Newmont as a result of or in connection with his performance of the Services; however, Contractor shall have such authority to act as agent and representative of Newmont and NMC as may be delegated to him from time to time by the Managing Director of Newmont, with respect to Newmont, or by the President or Chief Executive Officer of NMC, with respect to NMC. Contractor shall not be eligible for any retirement plan, insurance program, or any other employee or social benefits provided to employees of Newmont ("Employee Benefits") other than those provided to him in respect of his service as a director of NMC. Contractor acknowledges and agrees that (1) Contractor shall not be eligible for any such Employee Benefits even if Contractor is reclassified by a court or government agency as a common law employee of Newmont or a Newmont affiliate, (2) the compensation payable to Contractor pursuant to this Agreement has been negotiated between Newmont and Contractor on the understanding and agreement that Contractor will not be eligible to participate in or receive any Employee Benefits, and (3) if Contractor should receive any Employee Benefits, Contractor shall hold all such amounts in trust for and on behalf of Newmont and shall reimburse Newmont as restitution for the value of any such Employee Benefits that Contractor may receive. CONTRACTOR SHALL NOT BE ENTITLED TO ANY BENEFITS ON ACCOUNT OF OCCUPATIONAL ACCIDENTS NOR TO ANY OTHER WORKERS' COMPENSATION, LABOR RIGHTS BENEFITS, OR SIMILAR BENEFITS PROVIDED BY NEWMONT TO ITS EMPLOYEES. It is not the intent of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, employment relationship, agency relationship, or association, or to render the parties liable as partners, co-venturers, or principals.

B. CONTRACTOR SHALL BE RESPONSIBLE FOR ALL INCOME AND OTHER TAXES LEVIED UPON THE REMUNERATIONS EARNED HEREUNDER. For purposes of the foregoing sentence, Contractor hereby accepts any and all withholdings that Newmont may be obliged to make, pursuant to applicable laws, from payments to Contractor as compensation for the Services. Contractor represents that Contractor is fully aware of the applicable tax regulations currently in force and undertakes to comply with the same, and accepts that if during the Term such tax regulations are amended, complemented, or substituted, Contractor shall comply with the new provisions so enacted.

7. INDEMNITY

Contractor shall indemnify, defend, and hold harmless Newmont, its affiliates, and their respective directors, officers, employees, representatives, and agents, against and from any and all losses, claims, orders, prosecutions, charges, debts, actions, suits (including costs and reasonable lawyer's fees and disbursements), and damages to the extent the same arise out of or are in any way connected with or materially contributed to by Contractor's breach of this Agreement or Contractor's negligence or willful misconduct. Neither Newmont nor Contractor shall be liable to the other for any loss of or damage to property resulting from or occurring in the course of the Services to the extent that reimbursement shall be made for any such loss or damage through or by reason of insurance provided for that purpose. This Section 7.B. shall survive the expiration or termination of this Agreement.

8. TERMINATION

Newmont may terminate this Agreement by giving written notice of termination to Contractor. Upon receipt of such notice, Contractor shall stop all work on the date specified in the notice. Newmont shall pay Contractor for Services performed and expenses incurred to the date of such termination, subject to
Section 3, and for all compensation which would have been due through the end of the Term, pursuant to Section 3.A., above, had Newmont not so terminated this Agreement. Newmont shall not be liable to pay any bonus, damage, or other claim asserted by Contractor for Contractor's expected profit on the incomplete portion of the Services.

9. NO ASSIGNMENT

This Agreement is a contract for Contractor's unique services and, therefore, Contractor may not assign or subcontract this Agreement to any third party without the prior written consent of Newmont.

10. ENTIRE AGREEMENT; SEVERABILITY

This Agreement constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Agreement may not be altered or amended except by a written document executed by each party. Should any clause or provision of this Agreement be held or deemed unenforceable or illegal by any court or other final authority, the remaining clauses and provisions of this Agreement shall survive and be fully enforceable as if the unenforceable or illegal provision was never included herein.

11. FORCE MAJEURE

Neither Newmont nor Contractor shall be considered in breach of its obligations hereunder to the extent that performance or the need for performance is delayed or prevented by any circumstance beyond such party's reasonable control, including but not limited to an act of God or a public enemy, fire, flood, area-wide strike, freight embargo, or unusually severe weather; provided that the party claiming force majeure shall, within 10 days from the beginning of such event, notify the other party in writing of the fact of the event and its probable effect on performance. A force majeure event shall not be a basis for a claim for additional compensation, and each party shall bear its own costs and expenses associated with or caused by such an event. The party claiming force majeure shall take reasonable measures to mitigate the potential impact of the force majeure event on performance of obligations created by this Agreement.

12. SURVIVAL

In addition to those provisions which expressly state that they shall survive the expiration or termination of this Agreement, any other provision which, by its general terms, may be reasonably interpreted as being intended to survive, shall also survive the expiration or termination of this Agreement.

13. NOTICE

All notices and other required communications under this Agreement ("Notices") shall be in writing, and shall be sent to a party at the address set forth below such party's signature block below. A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by facsimile, with a confirmation sent by registered or certified mail, return receipt requested; (c) by registered or certified mail, return receipt requested; or (d) by express courier (e.g. DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery;
(ii) if by facsimile, on the date stated in the electronic confirmation, delivered during normal business hours (8:00 a.m. to 5:00 p.m. at recipient's location), and, if not delivered during normal business hours, on the next business day following delivery; (iii) if solely by mail, on the date of receipt as stated on the return receipt; or (iv) if by express courier, on the date signed for or rejected as reflected in the courier's delivery log.

14. GOVERNING LAW; ARBITRATION

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Any controversy or claim arising out of or relating to this Agreement shall be determined solely by binding arbitration conducted in accordance with the International Commercial Arbitration Act of Ontario (the "Ontario Act"). The arbitration shall be conducted by a single arbitrator mutually acceptable to the parties (the "Arbitrator"), who shall be designated by the parties within 30 days of the delivery of the first written notice required to be given pursuant to the Ontario Act. If the parties fail to so designate the Arbitrator within such time period, the Arbitrator shall be selected in accordance with the Ontario Act governing such situation. The place of arbitration shall be Toronto, Ontario, Canada. The arbitration shall be conducted in the English language and all documents shall be submitted in English. The parties hereby submit to the jurisdiction of the courts in the Province of Ontario, Canada, solely for the purpose of enforcing the decision of the Arbitrator.

15. LANGUAGE OF DOCUMENTATION

The parties hereto have required that this Agreement, all Confirmations, and all documents or notices related thereto or resulting therefrom be drawn in the English language only. Les parties aux presentes ont exiges que la presente convention ainsi que toutes les Confirmations et tous les documents et avis qui s'y rattachent et lou on decoulent soient rediges en langue anglaise seulement.

This Agreement is executed as of this __ day of December, 2002, intended to be effective however as of the day and year first above written.

NEWMONT CAPITAL LIMITED

By: /s/ Britt D. Banks                        /s/ Seymour Schulich
   -------------------------------            ----------------------------------
Name:  Britt D. Banks                             Seymour Schulich
     -----------------------------
Title:  Vice President
      ----------------------------            Tax I.D. No.:
                                                           ---------------------
Address for Notice Purposes:                  Address for Notice Purposes:

Newmont Capital Limited
20 Eglinton Avenue West
Suite 1900, Box 2005
Toronto, Ontario, Canada  M4R 1K8
Attn:  Legal Department
Fax Number:  (416) 488-6598



With a copy of Notice to:

Newmont Capital Limited
1700 Lincoln Street - 28th Floor
Denver, Colorado 80203
Attn: Legal Department
Fax Number: (303) 837-6007